Exhibit 99.1

News Release

For Immediate Release

Contact:

Sandra A. Frankhouse

Chief Financial Officer and Treasurer

Tel: 419-468-7600

PECO II REPORTS THIRD-QUARTER 2005 RESULTS

•	Revenues of $11.5 million reflect a 25% increase from the same period in 2004

•	Net loss of $213,000 reflects a 53% improvement from the same period in 2004

GALION, Ohio, November 9, 2005 – PECO II, Inc. (Nasdaq:PIII), a full-service provider of engineering and installation on-site services and manufacturer of communications power systems and equipment to the communications industry, today reported results for the third quarter ended September 30, 2005.

Third-quarter 2005 Review

PECO II reported net sales of $11.5 million in the third quarter of 2005, a 24.8 percent increase over the $9.2 million reported in the third quarter of 2004. The Company reported a net loss of $213,000, or $0.01 per diluted share, for the quarter, compared with a net loss of $449,000, or $0.02 per diluted share, for the third quarter of 2004.

Cash used for operating activities was $235,000 in the third quarter of 2005. Increases in both accounts receivable and inventory had the largest impact on cash used in the third quarter. This reduction in cash was offset by an increase in accounts payable.

The customer order backlog was $8.7 million, a 17.3 percent increase over the second quarter of 2005 and a 117 percent increase over the third quarter of 2004. The book-to-bill ratio for the third quarter was 1.1 compared with 1.2 in the second quarter of 2005. This decrease was due to the Company’s increased revenue recognition in the third quarter, which is traditionally the strongest revenue quarter for PECO II.

As PECO II continues to focus on new product lines and cost reductions, R&D expenses during the third quarter increased 1.8 percent to $745,000, from $732,000 in the comparable quarter in 2004. SG&A expenses for the quarter were $1.9 million, an increase of 4.4 percent compared with the same period last year, and flat with the second quarter of 2005.

PECO II, Inc. Third-quarter 2005 Results/2

As previously announced in September, the Company entered into a definitive agreement to sell its Galion, Ohio, excess manufacturing capacity. The Company expects this sale to close in the fourth quarter of 2005. A $430,000 impairment charge related to that sale was included in operating expenses for the third quarter.

On October 31, 2005, the Company also completed the sale of its Denver facility per the agreed-upon price of $4.4 million. As a result of the sale, the net proceeds after commission and other expenses were $4.0 million and the Company can immediately use these dollars to fund future strategic and operating requirements. The adjustable rate industrial revenue bonds (IRBs) for $6.5 million from the County of Arapahoe, Colorado, in connection with the opening of the Denver service center were called as of November 1, 2005. The restricted cash balance for the Denver IRBs will remain restricted until the payoff of the IRBs, which is expected December 1, 2005. The Company expects to record a charge of $143,000 in the fourth quarter relating to this sale.

Business Outlook

John G. Heindel, president and chief executive officer, noted that PECO II’s team delivered solid revenue performance in the third quarter, growing revenues sequentially over second quarter 2005 by 21.8 percent.

“PECO II’s markets continued to exhibit steady growth during the quarter, following the trend projected by industry analysts for single-digit CAPEX growth for the year,” Heindel said. “We have seen wireless carriers continue to invest significantly in infrastructure. New cell sites have been added to improve the quality, coverage and reliability of voice calls. In addition, new data capabilities have been added to provide incremental revenues for the wireless operators. Wireline spending continues the trend toward investment in local loop infrastructure, driven by the need to add broadband capabilities.”

Heindel said order input remained strong for the third quarter. “Quarterly revenues have grown sequentially throughout the year, and backlog continued to grow through the end of the quarter,” he said. “These sales gains were recognized in both the wireline and wireless segments, and included offerings from our products and services portfolio. Wireless sales jumped as we penetrated multiple new markets within the Tier 1 wireless carrier group. One such market was the direct result of PECO II’s ability to respond with products and services following the Hurricane Katrina disaster.”

Heindel noted that PECO II entered a new geographic market with the introduction of the 128HP Power System, a compact power plant designed for deployment in cabinets at cellular base stations. The 128HP significantly reduces the amount of space occupied in a cabinet, thus freeing space for revenue-generating cellular equipment. It has already been accepted as a standard by one carrier, and is in trial with others.

“Led by our services offerings, sales in the wireline market increased as we were awarded new services projects with one of our service provider customers,” Heindel added. “Our product development focus is on compact, modular components that can be quickly integrated into systems that meet the various needs of our customers. Our systems integration competency enables rapid response to new product requests and positions us to deliver new products to meet rapidly emerging opportunities.”

PECO II, Inc. Third-quarter 2005 Results/3

“The combination of our power product offerings, service capabilities and focused solutions designed to meet our customers’ needs enables PECO II to continue to gain market acceptance as measured by increase sales and market penetration within our Tier 1 customer base.”

Conference Call on the Web

PECO II will hold a conference call with investors and analysts on Wednesday, November 9, 2005, at 10 a.m. Eastern time. The call will be available over the Internet at www.peco2.com. To listen to the call, go to the Web site to register, download and install any necessary audio software. For those unable to listen to the live broadcast, a replay of the webcast will be archived and available shortly after the call.

About PECO II, Inc.

PECO II, headquartered in Galion, Ohio, provides engineering and on-site installation services and designs, manufactures and markets communications power systems and power distribution equipment. As the largest independent full-service provider of telecommunications power systems, the Company provides total power quality/reliability solutions and supports the power infrastructure needs of communications service providers in the local exchange, long-distance, wireless, broadband and Internet markets. Additional information about PECO II can be found at www.peco2.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied in such statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a general economic recession; a downturn in our principal customers’ businesses; the growth in the communications industry; the ability to develop and market new products and product enhancements; the ability to attract and retain customers; competition and technological change; and successful implementation of the Company’s business strategy. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. PECO II does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in PECO II’s periodic filings with the Securities and Exchange Commission.

PECO II, Inc. Third-quarter 2005 Results/4

PECO II, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(In thousands, except for per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2005	2004	2005	2004
Net sales:
Product	$8,349	$6,165	$21,523	$14,806
Services	3,133	3,033	8,602	8,155

	11,482	9,198	30,125	22,961

Cost of goods sold:
Product	6,030	4,682	15,817	12,907
Services	2,665	2,476	7,735	7,832

	8,695	7,158	23,552	20,739

Gross margin:
Product	2,319	1,483	5,706	1,899
Services	468	557	867	323

	2,787	2,040	6,573	2,222

Operating expenses:
Research, development and engineering	745	732	2,189	2,184
Selling, general and administrative	1,942	1,860	5,884	5,988
Real estate impairment	430	—	430	—

	3,117	2,592	8,503	8,172

Loss from operations	(330)	(552)	(1,930)	(5,950)
Loss from joint venture	—	(27)	(8)	(84)

Loss from operations after joint venture	(330)	(579)	(1,938)	(6,034)
Interest income, net	43	44	143	96

Loss before income taxes	(287)	(535)	(1,795)	(5,938)
Provision (benefit) for income taxes	(74)	(86)	(54)	(429)

Net loss	$(213)	$(449)	$(1,741)	$(5,509)

Net loss per common share:
Basic	$(0.01)	$(0.02)	$(0.08)	$(0.26)

Diluted	$(0.01)	$(0.02)	$(0.08)	$(0.26)

Weighted average common shares outstanding:
Basic	21,595	21,522	21,579	21,470

Diluted	21,595	21,522	21,579	21,470

PECO II, Inc. Third-quarter 2005 Results/5

PECO II, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except for per share data)

	September 30, 2005	December 31, 2004
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$4,668	$9,723
Accounts receivable, net of allowance of $90 in September 30, 2005 and $68 in December 31, 2004	7,200	5,764
Inventories, net	11,474	10,031
Prepaid expenses and other current assets	729	527
Assets held for sale	8,882	4,136
Restricted cash	9,441	9,722

Total current assets	42,394	39,903

Property and equipment, at cost:
Land and land improvements	254	254
Buildings and building improvements	4,600	10,363
Machinery and equipment	9,159	9,255
Furniture and fixtures	6,096	6,237

	20,109	26,109
Less-accumulated depreciation	(13,907)	(13,832)

Property and equipment, net	6,202	12,277
Other Assets:
Goodwill, net	1,774	1,774
Long term notes receivable	2	11
Investment in joint venture	8	16

Total Assets	$50,380	$53,981

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Industrial revenue bonds	$5,630	$5,860
Borrowings under line of credit	979	992
Capital leases payable	91	87
Accounts payable	2,975	2,537
Accrued compensation expense	1,623	1,227
Accrued income taxes	79	145
Other accrued expenses	2,910	5,255

Total current liabilities	14,287	16,103

Long-term Liabilities:
Capital leases payable, net of current portion	378	448

Shareholders’ Equity:
Common shares, no par value: authorized 50,000,000 shares; 22,201,666 shares issued at September 30, 2005 and December 31, 2004	2,816	2,816
Additional paid-in capital	110,215	110,251
Retained deficit	(76,338)	(74,597)
Treasury shares, at cost, 606,623 and 635,364 shares at September 30, 2005 and December 31, 2004, respectively	(978)	(1,040)

Total shareholders’ equity	35,715	37,430

Total Liabilities and Shareholders’ Equity	$50,380	$53,981

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